FOURTH AMENDMENT TO LEASE
(EXPANSION)

This Fourth Amendment to Lease (the "Agreement") is entered into as of January 29, 2015, by and between CREA CENTREWEST LP, a Delaware limited partnership ("Lessor"), and PRICESMART, INC., a Delaware corporation ("Lessee"), with respect to the following facts and circumstances:

A.Lessee is the Tenant/Lessee under that certain Standard Office Lease Full Service Gross dated January 19, 2004, as amended by a First Amendment to Lease dated August 13, 2010, a Second Amendment to Lease dated April 27, 2011, and a Third Amendment to Lease dated September 18, 2014 (collectively, the "Original Lease") of certain premises (the "Existing Premises") within the building commonly known as 9740 Scranton Road, San Diego, CA 92121, and more particularly described in the Original Lease. Lessor is the assignee of all rights and obligations of the Landlord/Lessor under the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B.Lessee desires to exercise its 9740 First Refusal Right pursuant to the Original Lease to lease additional space in the Building.

C.Lessor and Lessee desire to amend the Original Lease in several respects on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:
1.As used in this Agreement, the following terms have the following meanings:
"Suite 310 Expansion Space" means a portion of the Building commonly known as Suite 310, containing approximately 2,799 rentable square feet of area, and more particularly shown on Exhibit "A-3" attached hereto.
"Suite 310 Expansion Space Commencement Date" shall mean February 1, 2015.
2.Effective on the Suite 310 Expansion Space Commencement Date, the Premises shall be expanded to include the Suite 310 Expansion Space. Accordingly, effective on the Suite 310 Expansion Space Commencement Date, Lessor leases the Suite 310 Expansion Space to Lessee and Lessee leases the Suite 310 Expansion Space from Lessor, and the following terms of the Original Lease are amended as follows:
2.1    The Suite 310 Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Suite 310 Expansion Space, and Exhibit "A-3" attached hereto is hereby added to Exhibit "A" to the Original Lease.
2.2    Lessee's Share is increased to 39.47%.
2.3    Lessee agrees to pay Lessor a monthly Base Rent for the Suite 310 Expansion Space in accordance with the following schedule:

Period	Monthly Base Rent
Suite 310 Expansion Space Commencement Date - 10/31/2015	Abated*
11/01/2015-01/31/2016	$6,577.65
02/01/2016 - 01/31/2017	$6,774.98
02/01/2017-01/31/2018	$6,978.23
02/01/2018-01/31/2019	$7,187.58
02/01/2019-01/31/2020	$7,403.20
02/01/2020-01/31/2021	$7,625.30
02/01/2021-01/31/2022	$7,854.06
02/01/2022-01/31/2023	$8,089.68
02/01/2023 - 01/31/2024	$8,332.37
02/01/2024-01/31/2025	$8,582,34
02/01/2025-01/31/2026	$8,839.81
02/01/2026 - 05/31/2026	$9,105.01

*See Section 2.5.
The monthly Base Rent for the Suite 310 Expansion Space shall be payable in the manner provided for in the Original Lease.
2.4    The Term with respect to the Suite 310 Expansion Space shall be coterminous with the Existing Premises. In the event that Lessee exercises an extension option pursuant to the Original Lease or the Original Lease otherwise terminates, such extension or termination shall apply to the entire Premises then subject to the Original Lease (including the Suite 310 Expansion Space).
2.5    Lessor agrees that in consideration of Lessee entering into this Agreement, monthly Base Rent for the Suite 310 Expansion Space in the amount of $6,577.65 shall be abated from the Suite 310 Expansion Space Commencement Date through October 31, 2015. The amount of Base Rent set forth in the table in Section 2.3 for that period reflects that rent abatement. During such abatement period, Lessee shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Lessee under the terms of the Lease that results in early termination pursuant to the provisions of Section 13.2 of the Lease, then as part of the recovery set forth in Section 13.2 of the Lease, Lessor shall be entitled to the recovery of the unamortized monthly Base Rent that was abated under the foregoing provisions; provided, however, that in no event shall Lessor be entitled to the recovery of amounts in excess of the sum permitted under California Civil Code Section 1951.2.
2.6    The Base Year with respect to the Suite 310 Expansion Space shall be calendar year 2015.
2.7    Section 2.2 of the Basic Lease Provisions and Section 2 of Exhibit "F" of the Original Lease shall be amended such that Lessee shall be entitled to use one hundred sixty- eight (168) unreserved vehicle parking spaces, plus fifteen (15) reserved parking spaces (also without charge) in a location mutually agreed to in good faith by Lessor and Lessee; provided that five (5) of those reserved parking spaces shall initially be located in the same spaces as used by the prior occupant of the Suite 310 Expansion Space as of the date of this Agreement (the "Suite 310 Reserved Locations"), and provided further, however, that Lessor may at any time and from time-to-time relocate some or all of those five (5) reserved parking spaces from the Suite 310 Reserved Locations.
2.8    If Lessee uses the Suite 310 Expansion Space for any purpose other than general office purposes, Lessee shall be solely responsible for all costs of improving or modifying the Building (including without limitation the Common Areas) as required by applicable laws in connection with such use for other than general office purposes. Such costs shall be payable by Lessee within thirty (30) days after receipt of an invoice from Lessor for such costs.
3.    Lessor and Lessee acknowledge that Lessee may desire to make certain alterations to the Suite 310 Expansion Space in accordance with Section 7.3 of the Original Lease ("Lessee's Work"). So long as no Lessee default shall exist under the Original Lease (as amended by this Agreement) as of the date Lessee requests reimbursement of the Allowance (as defined below), Lessor agrees to reimburse Lessee up to, and not to exceed the sum of $106,138.08 (the "Allowance"). Lessor shall pay the Allowance to Lessee upon delivery to Lessor of "Lessee's Completion Notice" (as defined below) according to the terms and conditions of this Section 3. The Allowance shall be used to reimburse Lessee for hard and/or soft costs incurred in connection with Lessee's Work ("Lessee's Work Costs"). Upon the completion of Lessee's Work, Lessee shall submit to Lessor a written notice indicating that Lessee has completed the construction and performance of Lessee's Work in accordance with the provisions of Section 7.3 of the Original Lease, as amended by this Agreement, which notice shall be accompanied by all of the following (collectively, "Lessee's Completion Notice"): (i) copies of paid invoices and final, unconditional lien waivers from Lessee's general contractor and all subcontractors and material suppliers, showing that full payment has been received for the construction of Lessee’s Work; (ii) certification from Lessee's architect that all of Lessee's Work has been completed substantially in accordance with the plans and specifications therefor (approved by Lessor, to the extent Lessor's approval of such plans and specifications was required under Section 7.3 of the Original Lease, as amended by this Agreement) and all local governmental and quasi-govemmental authorities with jurisdiction; and (iii) a copy of the building permit for Lessee's Work, if applicable, signed by the appropriate building inspector, indicating that Lessee's Work has been finally approved. The Allowance shall be available for a single reimbursement to Lessee during the period from the date of this Agreement through the date thirty (30) months after the Suite 310 Expansion Space Commencement Date (the "Window"). Any portion of the Allowance not requested by Lessee within the Window shall be deemed forfeited by Lessee and shall no longer be available for disbursement to or for the account of Lessee. The parties understand and agree that under no circumstances shall Lessor, either by this Agreement or otherwise, have any responsibility for the space planning design. In approving of any space planning or construction plans and specifications, Lessor is doing so only for its own benefit and does not thereby accept any responsibility that such design and construction has been completed in conformance with all applicable laws, is free from any errors or omissions by the professionals completing such work, is suitable for the purpose for which it is designed or constructed or is otherwise in conformance with recognized industry standards and requirements for such work.
4.    Lessee shall accept the Suite 310 Expansion Space in its "AS IS" condition.
Lessee agrees that Lessor has no obligation and has made no promise to alter, remodel, improve, or repair the Suite 310 Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Suite 310 Expansion Space as of the Suite 310 Expansion Space Commencement Date. Neither Lessor nor Lessor's agents have made any representations or promises with respect to the condition of the Building, the Suite 310 Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Suite 310 Expansion Space or the Building for the conduct of Lessee's particular business, or any other matter or thing affecting or related to the Building or the Suite 310 Expansion Space, and no rights, easements or licenses are acquired by Lessee by implication or otherwise except as expressly set forth in this Original Lease. Lessee shall deliver to Lessor any modifications to Lessee's insurance required under the Original Lease to reflect the addition of the Suite 310 Expansion Space and Lessee's entry into the Suite 310 Expansion Space prior to the delivery of possession to Lessee.
5.    Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no improvement allowance, Lessor construction obligations or other initial concessions with respect to the Extension Term, except as provided in Section 3 of this Agreement.
6.    Lessor hereby represents and warrants to Lessee that it has dealt with no broker, finder or similar person in connection with this Agreement, and Lessee hereby represents and warrants to Lessor that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cassidy Turley San Diego ("Lessor's Broker") and Cushman & Wakefield ("Lessee's Broker"). Lessor and Lessee acknowledge that Alex Hayden has changed employers and is now working for CBRE, Inc., but that CBRE, Inc., is not acting as the broker for either Lessor or Lessee and neither Lessor nor Lessee has any obligation to pay a commission or other fee to CBRE, Inc. Lessor and Lessee shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person other than Lessor's Broker and Lessee's Broker. The commission with respect to this Agreement shall be paid to Lessor's Broker by Lessor pursuant to a separate agreement. Lessor's Broker will pay Lessee's Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Lessor to pay a commission or fee to any party other than Lessor's Broker.
7.    Time is of the essence of this Agreement and the provisions contained herein.
8.    As additional consideration for this Agreement, Lessee hereby certifies that:
(a)The Original Lease (as amended hereby) is in full force and effect.
(b)To Lessee's knowledge, there are no uncured defaults on the part of Lessor or Lessee under the Original Lease.
(c)All of Lessor's obligations with respect to construction of lessee improvements in the Premises and payment of Lessee improvement allowances have been paid for and satisfied, except those provided for in the aforementioned Third Amendment to Lease and in Section 3 of this Agreement.
(d)There are no existing claims, offsets or defenses which Lessee has against Lessor regarding the Original Lease (as previously amended).
9.    As additional consideration for this Agreement, Lessor hereby certifies that:
(a)The Original Lease (as amended hereby) is in full force and effect.
(b)To Lessor's knowledge, there are no uncured defaults on the part of Lessor or Lessee under the Original Lease.
(c)All of Lessor's obligations with respect to construction of lessee improvements in the Premises and payment of Lessee improvement allowances have been paid for and satisfied, except those provided for in the aforementioned Third Amendment to Lease and in Section 3 of this Agreement.
(d)There are no existing claims, offsets or defenses which Lessor has against Lessee regarding the Original Lease (as previously amended).
10.    Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Lessee be entitled to any Rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided to Lessee in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Lessee agrees that neither Lessee nor its agents or any other parties acting on behalf of Lessee shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that such terms may be disclosed to Lessee's accountants and as otherwise required by law. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Neither party shall be bound by this Agreement until such party has executed and delivered the same to the other.
11.    Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by this Agreement.
12.    Lessee is not, and shall not during the term of the Lease become, a person or entity with whom Lessor is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, "Prohibited Persons"). To the best of its knowledge, Lessee is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises or the Building. Lessee will not, during the Term of the Lease, engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises or the Building.
13.    Lessor is not, and shall not during the term of the Lease become, a person or entity with which Lessee is restricted from doing business under the USA Patriot Act and Executive Order Number 13224 on Terrorism Financing, effective September 24,2001 and regulations promulgated pursuant thereto including without limitation Prohibited Persons. To the best of Lessor's knowledge, Lessor is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Building. Lessor will not, during the Term of the Lease, engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Building.
14.    Pursuant to California Civil Code Section 1938, Lessee is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a "Certified Access Specialist" and Lessor makes no representations as to the compliance of the Premises or the Building with accessibility standards.
15.    If Lessee is billed directly by a public utility with respect to Lessee’s electrical usage at the Premises, upon request from time to time, Lessee shall provide monthly electrical utility usage for the Premises to Lessor for the period of time requested by Lessor (in electronic or paper format) or, at Lessor's option, provide any written authorization or other documentation required for Lessor to request information regarding Lessee's electricity usage with respect to the Premises directly from the applicable utility company.

IN WITNESS WHEROF, this Agreement was executed as of the date first above written.
Lessor.
CREA CENTRE WEST LP, a Delaware limited partnership
By:    CREA CENTREWEST GP LLC,
a Delaware limited liability company,
Its General Partner

By:    CORNERSTONE REAL
ESTATE ADVISERS, LLC,
a Delaware limited liability
company, Its Manager

Vice President

Lessee:
PRICES MART, INC., a Delaware corporation

If Lessee is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

EXHIBIT A-3

SUITE 310 EXPANSION SPACE

(See Attached.)

Exhibit A-3